                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG

                                 GARY A. GAMBLE,

                               JAMES E. HENDERSON,

                                TRANS MART, INC.,

                             TM-AL ACQUISITION, INC.

                                       AND

                          AFTERMARKET TECHNOLOGY CORP.

                            DATED AS OF JULY 21, 1997





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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     1.01. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II. PURCHASE AND SALE. . . . . . . . . . . . . . . . . . . . . . . .   6

     2.01. Purchase of Shares from Shareholders. . . . . . . . . . . . . . .   6
     2.02. Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.03. Calculation of Indebtedness . . . . . . . . . . . . . . . . . . .   7
     2.04. Changes to Gross-Up Amount. . . . . . . . . . . . . . . . . . . .   8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND TRANS MART .   8

     3.01. Representations Regarding the Shares. . . . . . . . . . . . . . .   8
     3.02. Existence and Power . . . . . . . . . . . . . . . . . . . . . . .   9
     3.03. Authorization . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.04. Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . .   9
     3.05. Governmental Authorization. . . . . . . . . . . . . . . . . . . .  10
     3.06. Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.07. Sufficiency of and Title to Assets. . . . . . . . . . . . . . . .  10
     3.08. Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     3.09. Financial Statements; Undisclosed Liabilities . . . . . . . . . .  10
     3.10. Absence of Certain Changes. . . . . . . . . . . . . . . . . . . .  11
     3.11. Properties; Leases; Tangible Assets . . . . . . . . . . . . . . .  12
     3.12. Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.13. Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
     3.14. Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.15. Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     3.16. Permits; Required Consents. . . . . . . . . . . . . . . . . . . .  15
     3.17. Compliance with Applicable Laws . . . . . . . . . . . . . . . . .  15
     3.18. Employment Agreements; Change in Control; and Employee
               Benefits. . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     3.19. Labor and Employment Matters. . . . . . . . . . . . . . . . . . .  17
     3.20. Intellectual Property . . . . . . . . . . . . . . . . . . . . . .  17
     3.21. Advisory Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.22. Environmental Compliance. . . . . . . . . . . . . . . . . . . . .  18
     3.23. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     3.24. Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     3.25. Long-Term Debt. . . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.26. Material Disclosures. . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER AND ATC. . . . . . . . .  21

     4.01. Organization and Existence. . . . . . . . . . . . . . . . . . . .  21
     4.02. Corporate Authorization . . . . . . . . . . . . . . . . . . . . .  21
     4.03. Governmental Authorization. . . . . . . . . . . . . . . . . . . .  21
     4.04. Non-Contravention . . . . . . . . . . . . . . . . . . . . . . . .  21
     4.05. Advisory Fees . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     4.06. Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE V. COVENANTS OF SHAREHOLDERS AND TRANS MART. . . . . . . . . . . . .  22

     5.01. Conduct of the Business; Distributions. . . . . . . . . . . . . .  22



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     5.02. Access to Information . . . . . . . . . . . . . . . . . . . . . .  24
     5.03. Compliance with Terms of Required Governmental Approvals and Required Contractual Consents . . . . . . . . . . . . . .  25
     5.04. Maintenance of Insurance Policies . . . . . . . . . . . . . . . .  25
     5.05. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .  25
     5.06. Transactions Affecting the Shares . . . . . . . . . . . . . . . .  26
     5.07. Issuance of Dividend Note . . . . . . . . . . . . . . . . . . . .  26

ARTICLE VI. COVENANTS OF BUYER AND ATC . . . . . . . . . . . . . . . . . . .  26

     6.01. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . .  26
     6.02. Access to Information . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE VII. COVENANTS OF ALL PARTIES. . . . . . . . . . . . . . . . . . . .  28

     7.01. Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  28
     7.02. Certain Filings . . . . . . . . . . . . . . . . . . . . . . . . .  28
     7.03. Public Announcements. . . . . . . . . . . . . . . . . . . . . . .  28
     7.04. Administration of Accounts. . . . . . . . . . . . . . . . . . . .  28
     7.05. Taxes and Section 338(h)(10) Election . . . . . . . . . . . . . .  28
     7.06. Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     7.07. TransShop Management System, Inc. . . . . . . . . . . . . . . . .  31

ARTICLE VIII. CONDITIONS TO CLOSING. . . . . . . . . . . . . . . . . . . . .  31

     8.01. Conditions to Obligation of Buyer and ATC . . . . . . . . . . . .  31
     8.02. Conditions to Obligation of Shareholders. . . . . . . . . . . . .  33
     8.03. Exception to Conditions to Obligation of Buyer. . . . . . . . . .  34
     8.04. Exception to Conditions to Obligation of Shareholders . . . . . .  35

ARTICLE IX. INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . .  35

     9.01. Agreement to Indemnify. . . . . . . . . . . . . . . . . . . . . .  35
     9.02. Survival of Representation, Warranties and Covenants. . . . . . .  36
     9.03. Claims for Indemnification. . . . . . . . . . . . . . . . . . . .  37
     9.04. Defense of Claims . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE X. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

     10.01. Grounds for Termination. . . . . . . . . . . . . . . . . . . . .  38
     10.02. Effect of Termination. . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE XI. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .  40

     11.01. Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
     11.02. Amendments; No Waivers . . . . . . . . . . . . . . . . . . . . .  41
     11.03. Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     11.04. Successors and Assigns . . . . . . . . . . . . . . . . . . . . .  41
     11.05. Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.06. Counterparts; Effectiveness. . . . . . . . . . . . . . . . . . .  42
     11.07. Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.08. construction . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.09. Severability . . . . . . . . . . . . . . . . . . . . . . . . . .  42
     11.10. Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . .  42
     11.11. Arbitration of Claims. . . . . . . . . . . . . . . . . . . . . .  42
     11.12. Cumulative Remedies. . . . . . . . . . . . . . . . . . . . . . .  43


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                                 DEFINED TERMS


"1997 Balance Sheet" . . . . . . . . . . . . . . . . . . . . . . . .Section 3.08
"AAA Rules". . . . . . . . . . . . . . . . . . . . . . . . . . .Section 11.11(a)
"Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
"Aggregate Gross-Up Amount". . . . . . . . . . . . . . . . . . . Section 2.02(b)
"Allocation Statement" . . . . . . . . . . . . . . . . . . .Section 7.05(b)(iii)
"Annual Statements". . . . . . . . . . . . . . . . . . . . . . . . .Section 3.09
"ATC". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
"Business" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
"Buyer Indemnitees". . . . . . . . . . . . . . . . . . . . . . . Section 9.01(a)
"Buyer". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
"Closing Date" . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.02(a)
"Closing". . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 2.02(a)
"Distributions". . . . . . . . . . . . . . . . . . . . . . . . . Section 3.10(h)
"Encumbrances" . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.11(a)
"Financial Statements" . . . . . . . . . . . . . . . . . . . . . . .Section 3.09
"GAG". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
 "Indebtedness Certificate". . . . . . . . . . . . . . . . . . . Section 2.03(a)
"Insurance Policies" . . . . . . . . . . . . . . . . . . . . . . . .Section 3.23
"Intellectual Property Rights" . . . . . . . . . . . . . . . . . Section 3.20(a)
"Interim Statements" . . . . . . . . . . . . . . . . . . . . . . . .Section 3.09
"JEH". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
"Leased Real Property" . . . . . . . . . . . . . . . . . . . . . Section 3.11(a)
"Leases" . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.11(b)
"Other Trustee Documents". . . . . . . . . . . . . . . . . . . .Section 11.14(a)
"Permits". . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 3.16(a)
"Personal Property Leases" . . . . . . . . . . . . . . . . . . . Section 3.11(b)
"Proceedings". . . . . . . . . . . . . . . . . . . . . . . . . . . .Section 3.14
"Real Property Leases" . . . . . . . . . . . . . . . . . . . . . Section 3.11(b)
"Required Consents". . . . . . . . . . . . . . . . . . . . . . . Section 3.16(b)
"Required Contractual Consent" . . . . . . . . . . . . . . . . . Section 3.16(b)
"Required Governmental Approval" . . . . . . . . . . . . . . . . Section 3.16(b)
"S corporation". . . . . . . . . . . . . . . . . . . . . . . . . Section 3.24(k)
"Scheduled Contracts". . . . . . . . . . . . . . . . . . . . . . Section 3.15(a)
"Section338(h)(10) Elections". . . . . . . . . . . . . . . . .Section 7.05(b)(i)
Section 8.03 Statement . . . . . . . . . . . . . . . . . . . . . Section 8.03(b)
"Share Encumbrances" . . . . . . . . . . . . . . . . . . . . . . Section 3.01(a)
"Shareholder Indemnitees". . . . . . . . . . . . . . . . . . . . Section 9.01(b)
"Shareholders" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble
"Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
"Subsequent Material Contract" . . . . . . . . . . . . . . . Section 5.01(b)(iv)
"Trans Mart" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Preamble



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                                    EXHIBITS

Exhibit A. . . . . . . . . . . . . . . . . . . . . . . . . . Ownership of Shares
Exhibit B. . . . . . . . . . . . . . . . . . . . . .Gross-Up Calculation Example
Exhibit C. . . . . . . . . . . . . . . . . . . . . . . . . . . Annual Statements
Exhibit D. . . . . . . . . . . . . . . . . . . . . . . . . Form of Dividend Note
Exhibit E. . . . . . . . . . . . . . . . . . . . . . . . . . . . . Form of Lease
Exhibit F. . . . . . . . . . . . . . . . . . . . .Form of Noncompetion Agreement
Exhibit G. . . . . . . . . . . . . . . . . . . . . .Form of Employment Agreement

                                  SCHEDULES

Schedule 3.01(a) . . . . . . . . . . . . . . . . . . . . . . .Share Encumbrances
Schedule 3.02. . . . . . . . . . . . . . . . . . . .Qualification to do Business
Schedule 3.05. . . . . . . . . . . . . . . . . . . . Governmental Authorizations
Schedule 3.08. . . . . . . . . . . . . . . . . . . . . . . . .Share Encumbrances
Schedule 3.10. . . . . . . . . . . . . . . . . . . . .Absence of Certain Changes
Schedule 3.11(a) . . . . . . . . . . . . . . . . . . . . . .Leased Real Property
Schedule 3.11(b) . . . . . . . . . . . . . . . . . . . .Personal Property Leases
Schedule 3.11(c) . . . . . . . . . . . . . . . . . . . . . . Land-Use Regulation
Schedule 3.12. . . . . . . . . . . . . . . . . . . . . . .Affiliate Transactions
Schedule 3.13. . . . . . . . . . . . . . . . . . . . . . . . . . . . Inventories
Schedule 3.14. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Litigation
Schedule 3.15(a) . . . . . . . . . . . . . . . . . . . . . . Scheduled Contracts
Schedule 3.15(b) . . . . . . . . . . . . . . . . Non-Binding Scheduled Contracts
Schedule 3.15(c) . . . . . . . . . . . . . . . . Primary Customers and Suppliers
Schedule 3.16(a) . . . . . . . . . . . . . . . . . . . . . . . . . . . . Permits
Schedule 3.16(b) . . . . . . . . . . . . . . . . . . . . . . . Required Consents
Schedule 3.17. . . . . . . . . . . . . . . . . . Compliance with Applicable Laws
Schedule 3.18(a) . . . . . . . . . . . . . . . . . . . . . . . . . Benefit Plans
Schedule 3.18(f) . . . . . . . . . . . . . . . . . . . . . . . .Accrued Benefits
Schedule 3.19. . . . . . . . . . . . . . . . . . . .Labor and Employment Matters
Schedule 3.20(a) . . . . . . . . . . . . . . . . . . . . . Intellectual Property
Schedule 3.20(b) . . . . . . . . Proceedings Applicable to Intellectual Property
Schedule 3.20(c) . . . . . . . . . . . Ownership of Intellectual Property Rights
Schedule 3.22(a) . . . . . . . . . . . . . . . . . . . . . Environmental Permits
Schedule 3.22(b) . . . . . . . . . . . . . . . . . . . .Environmental Compliance
Schedule 3.22(c) . . . . . . . . . Continuing Compliance with Environmental Laws
Schedule 3.23. . . . . . . . . . . . . . . . . . . . . . . . .Insurance Policies
Schedule 3.24. . . . . . . . . . . . . . . . . . . . . . . . . . . . Tax Matters
Schedule 3.25. . . . . . . . . . . . . . . . . . . . . . . . . . .Long-Term Debt
Schedule 5.01(b)(v). . . . . . . . . . . . . . . . . . . . .Capital Expenditures
Schedule 5.01(b)(vii). . . . . . . . . . . . . . . . . . . . . . . Distributions




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

                             STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement") is entered into as of July 21, 1997 by and among Gary A. Gamble, an individual ("GAG"), James E. Henderson, an individual ("JEH" and collectively with GAG, "Shareholders" and individually, each a "Shareholder"), Trans Mart, Inc., an Alabama corporation ("Trans Mart"), TM-AL Acquisition, Inc., a Delaware corporation ("Buyer"), and Aftermarket Technology Corp., a Delaware corporation ("ATC").

                                 R E C I T A L S

          WHEREAS, Trans Mart is engaged in the sourcing, distribution and sale of automotive and light truck component parts (the "Business");

          WHEREAS, each Shareholder owns the number of issued and outstanding shares (collectively the "Shares") of Trans Mart's Common Stock, $5.00 par value per share, (the "Common Stock"), set forth opposite such Shareholder's name on EXHIBIT A hereto, which Shares in the aggregate represent all of the issued and outstanding shares of Trans Mart's capital stock; and

          WHEREAS, Buyer desires to purchase and Shareholders desire to sell the Shares on the terms and conditions set forth herein.

                                A G R E E M E N T

          NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

                                   ARTICLE I

                                 DEFINITIONS

          1.01 DEFINITIONS. The following terms, as used herein, have the following meanings:

          "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act of 1934, as amended. Without limiting the generality of the foregoing, after the Closing Date the Affiliates of Buyer shall include Trans Mart.

          "APPLICABLE LAW" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, policy, guidance, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

          "ASSOCIATE" or "ASSOCIATED WITH" means, when used to indicate a relationship with any Person, (a) any other Person of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities issued by such other Person, (b) any trust or other estate in which such Person has a beneficial interest of more than 50% or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any parent, grandparent, aunt, uncle, sibling, child or spouse of such Person, or any relative of such spouse who has the same home as such Person or who is a director or officer of such Person or any Affiliate thereof.

          "BENEFIT ARRANGEMENT" means any material benefit arrangement, other than an Employee Benefit Plan, maintained by Trans Mart or any ERISA Affiliate of Trans Mart covering the employees, former employees, directors and former directors of Trans Mart and the beneficiaries of any of them, including, without limitation, (i) each material employment or consulting agreement, (ii) each arrangement providing for material insurance coverage for employees or workers' compensation benefits, (iii) each material incentive bonus or deferred bonus arrangement, (iv) each arrangement providing material termination allowance, severance or similar benefits, (v) each material equity compensation plan,
(vi) each material deferred compensation plan and (vii) each material compensation policy and practice.

          "BENEFIT PLAN" means an Employee Benefit Plan or Benefit Arrangement.

          "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "CONTRACTS" means all contracts, agreements, options, leases, licenses, sales and purchase order, commitments and other instruments of any kind, whether written or oral, to which Trans Mart is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

          "DAMAGES" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, net of insurance proceeds actually received, including without limitation (i) interest on cash disbursements in respect of any of the foregoing, at the Prime Rate in effect from time to time, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person. In determining Damages, tax effects shall be considered and appropriate adjustments made for the tax consequences of such Damages.

          "DISTRIBUTABLE EARNINGS" means the net income of Trans Mart for the period from May 25, 1997 to the Closing Date plus the amount of all incentives and rebates earned by Trans

Mart for volume purchases from its suppliers to the extent that the merchandise purchased is sold by Trans Mart during such period.

          "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, as defined in
Section 3(3) of ERISA, that is sponsored or contributed to by Trans Mart or any ERISA Affiliate thereof covering employees or former employees of Trans Mart.

          "EMPLOYEE PENSION BENEFIT PLAN" means any employee pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, including a Multiemployer Plan.

          "ENVIRONMENTAL LAWS" means all Applicable Laws relating to Hazardous Substances, occupational health and safety, or the environment including, without limitation, (i) all Applicable Laws pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, (ii) all Applicable Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; and
(iii) the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act ("TSCA") and all requirements promulgated pursuant to any of these or analogous state or local statutes.

          "ENVIRONMENTAL LIABILITIES" means Liabilities of a Person that arise under any Environmental Law.

          "EQUIPMENT" means all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts and other tangible property (and interests in any of the foregoing) of Trans Mart.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" of any Person means any other Person that, together with such Person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code.

          "EXCLUDED ENVIRONMENTAL LIABILITY" means Environmental Liabilities arising as a result of the actions or inactions of Buyer, ATC or Trans Mart after the Closing Date.

          "GAAP" means generally accepted accounting principles in the United States as in effect at the time the relevant financial statement is prepared, applied on a consistent basis.

          "GOVERNMENTAL AUTHORITY" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "GROUP HEALTH PLAN" means any group health plan, as defined in
Section 5000(b)(1) of the Code.

          "HAZARDOUS SUBSTANCE" means any substance or material: (i) the presence of which requires investigation or remediation under any Applicable Law; or (ii) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any Environmental Law; or (iii) that is defined as a "hazardous waste" or "hazardous substance" under any Applicable Law; or (iv) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over the Business or any of the Transferred Assets; or
(v) the presence of which constitutes a nuisance, trespass or other tortious condition; or (vi) the presence of which on adjacent properties constitutes a trespass by Seller; or (vii) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs) or asbestos.

          "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" means all liabilities and obligations, contingent or otherwise, of Trans Mart (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments (including, without limitation, the notes delivered pursuant to Section 5.01(b)(vii)), (iii) representing the balance deferred and unpaid of the purchase price of any property or services, other than those incurred in the ordinary course of its business that constitute trade payables to trade creditors (so long as such trade payables are not past due beyond customary payment terms), (iv) evidenced by a bankers' acceptance or similar instrument issued or accepted by banks, (v) for the capitalized amount of a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, (vi) evidenced by a letter of credit or a reimbursement obligation of Trans Mart with respect to any letter of credit, and (vii) any of the foregoing of another Person as to which Trans Mart is a guarantor or otherwise liable (except endorsements of customer checks in the ordinary course of business).

          "INDEMNIFYING PARTY" means: (1) Shareholders when any Buyer Indemnitee is asserting a claim under Sections 9.01(a) or 11.11 or (2) Buyer and ATC when any Shareholder Indemnitee is asserting a claim under Sections 9.01(b) or 11.11.

          "INDEMNITEE" means: (1) each of Buyer and its Affiliates (including, without limitation, ATC) with respect to any claim for which any Shareholder is an Indemnifying Party under Sections 9.01(a) or 11.11; or (2) Shareholders and their Affiliates with respect to claims for which Buyer and ATC are Indemnifying Parties under Sections 9.01(b) or 11.11.

          "INVENTORY" means all items of inventory notwithstanding how classified in the financial records of Trans Mart, including all raw materials, work-in-process, finished goods, supplies, spare parts, samples, cores and stores of Trans Mart.

          "IRS" means the Internal Revenue Service.

          "KNOWLEDGE" means, with respect to Trans Mart, all things actually known by any of GAG, JEH, Drew Parkhurst or Bobby Rich and, with respect to any other corporation, all things actually known to the executive officers of such corporation.

          "LIABILITY" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not the same is required to be accrued on the financial statements of such Person and whether or not the same is disclosed on any schedule to this Agreement.

          "LIEN" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

          "MATERIAL ADVERSE EFFECT" means a change in, or effect on, the operations, affairs, prospects, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of Trans Mart or the Business that results in a material adverse effect on, or a material adverse change in, the Business taken as a whole.

          "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in
Section 3(37) and 4001(a)(3) of ERISA.

          "OUTSIDE DATE" means September 30, 1997, PROVIDED that if the reason that the transactions contemplated hereby have not been consummated is either
(i) the failure of the waiting period under the HSR Act to have expired or
(ii) the existence of any violation or potential violation of any Environmental Laws, the Outside Date shall be October 31, 1997.

          "PERMITTED LIENS" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements;
(iv) Liens and Encumbrances specifically identified in the 1997 Balance Sheet; and (v) Liens securing executory obligations under any Lease that constitutes an "operating lease" under GAAP; PROVIDED, HOWEVER, that to the extent that any such Encumbrance or Lien arose prior to the date of the 1997 Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued under GAAP, such Encumbrance or Lien shall not be a Permitted Lien unless adequate accrual for such Liability has been established therefor on the 1997 Balance Sheet in conformity with GAAP. Notwithstanding the foregoing, no Lien arising under the Code or ERISA with respect to the operation, termination, restoration or funding of any Benefit Plan sponsored by, maintained by or contributed to by Trans Mart or any of its ERISA Affiliates or arising in connection with any excise tax or penalty tax with respect to such Benefit Plan shall be a Permitted Lien.

          "PERSON" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

          "PLAN AFFILIATE" means, with respect to any Person, any Benefit Plan sponsored by, maintained by or contributed to by such Person, and with respect to any Benefit Plan, any Person sponsoring, maintaining or contributing to such Benefit Plan.

          "PRIME RATE" means per annum rate of interest publicly announced from time to time by The Chase Manhattan Bank as its prime rate (or reference rate). Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

          "PROHIBITED TRANSACTION" means a transaction that is prohibited under
Section 4975 of the Code or Section 406 of ERISA and not exempt under
Section 4975 of the Code or Section 408 of ERISA, respectively.

          "TAX" means all taxes imposed of any nature including federal, state, local or foreign net income tax, alternative or add-on minimum tax, profits or excess profits tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), real or personal property tax or ad valorem tax, sales or use tax, excise tax, stamp tax or duty, any withholding or back up withholding tax, value added tax, severance tax, prohibited transaction tax, premiums tax, occupation tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

          "TAX RETURN" means all returns, reports, forms or other information required to be filed with respect to any Tax.

                            ARTICLE II

                        PURCHASE AND SALE

          2.01 PURCHASE OF SHARES FROM SHAREHOLDERS. On the terms and subject to the conditions set forth herein, at the Closing each Shareholder shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Share Encumbrances, and Buyer shall purchase, acquire and accept from each Shareholder, all the Shares owned by such Shareholder. At the Closing, each Shareholder shall deliver to Buyer certificates evidencing the Shares owned by such Shareholder duly endorsed for transfer and such other instruments as may be reasonably requested by Buyer to transfer full legal and beneficial ownership of the Shares to Buyer, free and clear of all Share Encumbrances. Buyer shall pay the purchase price for the Shares in accordance with the terms of
Section 2.02(b).

          2.02 CLOSING.

               (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Timothy K. Corley, P.C., Sun Trust Bank Building, 201 South Court Street, Florence, Alabama on
(i) August 14, 1997, or (ii) if later, the date on which the last of the conditions to Closing set forth in Sections 8.01 and 8.02 have been satisfied or waived by the party or parties entitled to waive the same or (iii) such other date as to which Buyer and Trans Mart may agree (the "Closing Date"); PROVIDED, HOWEVER, that, as provided in Section 10.01(f), Shareholders or Buyer may terminate this Agreement if the Closing shall not have been consummated by the Outside Date.

               (b) Subject to Section 8.03(c), at the Closing Buyer shall pay to Shareholders, in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Shareholders, an aggregate amount equal to (i) $22,000,000 minus the amount, if any, by which the Indebtedness, if any, as of the Closing Date exceeds $5,000,000 plus (ii) the amount calculated as the "Gross-Up Amount" in accordance with the example set forth on EXHIBIT B plus any comparable amount relating to state income taxes (the aggregate amount payable pursuant to this Section 2.02(b) being the "Aggregate Gross-Up Amount"). The payment shall be allocated between Shareholders as set forth in EXHIBIT A.

          2.03 CALCULATION OF INDEBTEDNESS.

               (a) For purposes of determining the purchase price to be paid by Buyer pursuant to Section 2.02(b), Trans Mart shall deliver at the Closing a certificate, executed by an officer of Trans Mart, setting forth Trans Mart's good faith estimate of the amount of Indebtedness as of the Closing Date, broken down by type of Indebtedness (the "Indebtedness Certificate"). If Buyer disputes the Indebtedness Certificate, it must do so in writing to Shareholders within 30 days after the Closing, setting forth in such notice the grounds for the dispute, but shall nevertheless pay the amount set forth in Section 2.o2(b). If Shareholders and Buyer are unable to resolve the dispute within 15 days of Shareholders' receipt of such notice, the dispute shall be referred for final and conclusive resolution to Deloitte & Touch LLP or, if such firm is not available, such other independent accounting firm of national reputation selected by the mutual agreement of Shareholders and Buyer. The fees and expenses of the accounting firm resolving the dispute shall be paid by Shareholders and/or Buyer as such firm shall determine.

               (b) If it is ultimately determined that the amount of Indebtedness as of the Closing Date is other than as set forth in the Indebtedness Certificate, then:

                    (i) Shareholders shall pay to Buyer cash in the amount, if any, by which the Indebtedness as of the Closing Date exceeds the amount set forth in the

Indebtedness Certificate, each Shareholder being responsible for the portion of such payment set forth on EXHIBIT A; or

                    (ii) Buyer shall pay to Shareholders cash in the amount, if any, by which the Indebtedness as of the Closing Date is less than the amount set forth in the Indebtedness Certificate, each Shareholder to receive the portion of such payment set forth on EXHIBIT A.

The payment called for by this Section 2.03(b), together with interest from the Closing Date to the date of payment at the Prime Rate, shall be made within five Business Days after the ultimate determination of the amount of Indebtedness as of the Closing Date and shall be in immediately available funds by wire transfer to an account designated in writing by the recipient.

          2.04 CHANGES TO GROSS-UP AMOUNT.

               (a) If Buyer elects or is required to alter the allocation MADE FOR THE PURPOSE OF THE SECTION 338(h)(10) ELECTIONS and/or there is an adjustment to the amount of Indebtedness pursuant to Section 2.03 and as a result thereof Shareholders will incur an amount of federal, state and local income taxes greater than the amount of such taxes assumed to be due for purposes of computing the Aggregate Gross-Up Amount, Buyer shall pay to Shareholders an amount equal to such additional amount of taxes.

               (b) If Buyer elects or is required to alter the allocation MADE FOR THE PURPOSE OF THE SECTION 338(h)(10) ELECTIONS and/or there is an adjustment to the amount of Indebtedness pursuant to Section 2.03 and as a result thereof Shareholders will incur an amount of federal, state and local income taxes less than the amount of such taxes assumed to be due for purposes of computing the Aggregate Gross-Up Amount, Shareholders shall pay to Buyer an amount equal to the reduction in the amount of taxes.

The payment called for by this Section 2.04, together with interest from the Closing Date to the date of payment at the Prime Rate, shall be made within five Business Days after the determination of the change in the Aggregate Gross-Up Amount and shall be in immediately available funds by wire transfer to an account designated in writing by the recipient.

                               ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS
                             AND TRANS MART

          As an inducement to Buyer and ATC to enter into this Agreement and to consummate the transactions contemplated herein, Shareholders and Trans Mart represent and warrant to Buyer and ATC as follows:

          3.01 REPRESENTATIONS REGARDING THE SHARES.

               (a) Each Shareholder has good and marketable title to the Shares that are to be transferred to Buyer by such Shareholder pursuant hereto as set forth in EXHIBIT A free and clear of any and all covenants, conditions, restrictions (other than restrictions under federal or state securities laws), voting trust arrangements, rights of first refusal, options, Liens and adverse claims or rights whatsoever (collectively, "Share Encumbrances"), except as set forth in SCHEDULE 3.01(a); and on the Closing Date, each Shareholder will have, and will deliver to Buyer, good and marketable title to the Shares free and clear of any and all Share Encumbrances (including without limitation those set forth in SCHEDULE 3.01(a)).

               (b) Each Shareholder has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Buyer at the Closing the Shares to be sold to Buyer by such Shareholder hereunder, and upon consummation of the purchase contemplated hereby, Buyer will acquire from such Shareholder good and marketable title to the Shares to be sold to Buyer by such Shareholder, free and clear of all Share Encumbrances except those created or permitted by Buyer.

               (c) Each Shareholder is not a party to, subject to, or bound by, any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body, or any agreement, which would prevent the execution or delivery of this Agreement by such Shareholder to Buyer or the transfer, conveyance and sale of the Shares to be sold by such Shareholder to Buyer pursuant to the terms hereof.

          3.02 EXISTENCE AND POWER. Trans Mart is a corporation duly organized and validly existing and in good standing under the laws of the State of Alabama and has all corporate power and all governmental licenses, authorizations, consents, approvals and qualifications required to carry on the Business as now conducted and to own and operate its assets as now owned and operated except where, in the aggregate, the failure to have such licenses, authorizations, consents, approvals and qualifications would not have a Material Adverse Effect. Trans Mart is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material. SCHEDULE 3.02, sets forth those states in which Trans Mart is duly qualified to do business and in good standing.

          3.03 AUTHORIZATION. The execution, delivery and performance by Trans Mart and Shareholders of this Agreement and the consummation thereby of the transactions contemplated hereby are within each of Trans Mart's and Shareholders' powers and have been duly authorized by all necessary corporate action on the part of Trans Mart. This Agreement has been duly and validly executed by Trans Mart and Shareholders and constitutes the legal, valid and binding agreement of Trans Mart and Shareholders, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          3.04 NON-CONTRAVENTION. The execution, delivery and performance by Trans Mart and Shareholders of this Agreement do not and will not (a) contravene or conflict with the

Articles of Incorporation or Bylaws of Trans Mart, true and correct copies of which have been delivered to Buyer by Trans Mart, (b) assuming receipt of the Required Consents, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Trans Mart, Shareholders, the Business or the Shares, (c) assuming receipt of the Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Trans Mart is entitled under, any material Contract or any Permit or similar authorization relating to Trans Mart, the Business or the Shares by which Trans Mart, the Business or the Shares may be bound, or (d) result in the creation or imposition of any Lien on any assets of Trans Mart (other than Permitted Liens) or any Share Encumbrance.

          3.05 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Trans Mart and Shareholders of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than any actions, consents, approvals or filings otherwise expressly referred to in this Agreement or set forth on SCHEDULE 3.05 or SCHEDULE 3.16(b). To the Knowledge of Trans Mart and Shareholders, there are no facts relating to the identity or circumstances of Trans Mart or Shareholders that would prevent or materially delay obtaining any of the Required Consents.

          3.06 SUBSIDIARIES. Trans Mart does not have any subsidiaries.

          3.07 SUFFICIENCY OF AND TITLE TO ASSETS. Trans Mart has, and as of the Closing Date will have, title to, or the right to use, all assets, whether tangible or intangible, necessary to operate the Business as a going concern.

          3.08 CAPITAL STOCK. The authorized capital stock of Trans Mart consists solely of 5,000 shares of Common Stock, 960 shares of which are issued and outstanding on the date hereof. All such issued and outstanding shares of Common Stock have been validly authorized and issued and are validly outstanding, fully paid and nonassessable. The Shares represent all of the issued and outstanding shares of Trans Mart's capital stock and are held as set forth on EXHIBIT A. Except as set forth on SCHEDULE 3.08, there are not, and on the Closing Date there will not be, outstanding (a) any options, warrants or other rights to purchase from Trans Mart or any Shareholder any capital stock of Trans Mart, (b) any securities convertible into or exchangeable for shares of such stock or (c) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Trans Mart.

          3.09 FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as EXHIBIT C are true and complete copies of the balance sheet and related statement of operations and retained earnings for Trans Mart for the years ended December 31, 1994, 1995 and 1996 (the "Annual Statements") and the balance sheets and statements of operations for each month of 1997 ending on or before May 25, 1997 (collectively, the "Interim Statements" and, together with the Annual Statements, the "Financial Statements"). The May 25, 1997 balance sheet is referred to herein as the "1997 Balance Sheet." Each of the Financial Statements (i) has been prepared based on the books and records of Trans Mart in accordance with GAAP (except for the omission of footnote disclosure required by GAAP in the case of Interim Financials and except that the Interim Financials omit and are subject to normal year-end accruals) and Trans Mart's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition and results of operations of Trans Mart as of the dates indicated or for the periods indicated.

          3.10 ABSENCE OF CERTAIN CHANGES.  Except as set forth on
SCHEDULE 3.10, since the date of the 1997 Balance Sheet, the Business has been conducted in the ordinary course, and there has not been:

               (a) any event, occurrence, development or state of circumstances or facts or change in Trans Mart or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Trans Mart or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect;

               (b) (i) any incurrence, assumption or guarantee of any Indebtedness for borrowed money by Trans Mart, (ii) any incurrence of any Liability relating to a documentary or standby letter of credit by Trans Mart,
(iii) any change in any material Liability other than in the ordinary course of business, or (iv) any incurrence of any other Liability by Trans Mart, other than in the ordinary course of business;

               (c) any creation, assumption or sufferance of the existence of any Lien on any of Trans Mart's assets, other than Permitted Liens;

               (d) any material transaction or commitment made, or any material Contract entered into, by Trans Mart, or any waiver, amendment, termination or cancellation of any material Contract by Trans Mart, or any relinquishment of any rights thereunder by Trans Mart, or of any other material right or debt owed to Trans Mart, other than in each such case actions taken in the ordinary course of business consistent with past practice;

               (e) except for actions taken in the ordinary course of business consistent with the past practice of Trans Mart that are not, in the aggregate, material, any (i) grant of any severance, continuation or termination pay to any director, officer, stockholder or employee of Trans Mart or any Associate of any of the foregoing, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, stockholder or employee of Trans Mart or any Associate of any of the foregoing, (iii) increase in benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, stockholder or employee of Trans Mart or any Associate of any of the foregoing, (iv) except as required by Applicable Law, increase in compensation, bonus or other benefits payable or potentially payable to directors, officers, stockholders or employees of Trans Mart or any Associate of any of the foregoing, (v) except as required by Applicable Law, change in the terms of any bonus, pension, insurance, health or other Benefit Plan of Trans Mart, or

(vi) representation of Trans Mart to any employee or former employee of Trans Mart that Buyer would assume, continue to maintain or implement any Benefit Plan after the Closing Date;

               (f) any loan to or guarantee or assumption of any loan or obligation on behalf of any stockholder, director, officer or employee of Trans Mart or to any Associate of any of the foregoing, except travel advances occurring in the ordinary course of business consistent with past practice;

               (g) any material change by Trans Mart in its accounting principles, methods or practices or in the manner it keeps its books and records or any material change by Trans Mart of its current practices with regard to sales, receivables, payables or accrued expenses that would affect the timing of collection of receivables or the payment of payables;

               (h) any distribution, dividend, bonus or other payment by Trans Mart to any officer, director, stockholder or Affiliate of Trans Mart or any of their respective Affiliates or Associates, (collectively, "Distributions"), except to the extent permitted by Section 5.01(b)(vii);

               (i) the entering into of any Contract or other arrangement between Trans Mart and any officer, director or stockholder of Trans Mart or any of their respective Affiliates or Associates; or

               (j) any payment, discharge or satisfaction of any Liabilities of Trans Mart, other than payments, discharges or satisfactions in the ordinary course of business.

          3.11 PROPERTIES; LEASES; TANGIBLE ASSETS.

               (a) Trans Mart does not own any real property and does not have a leasehold interest in any real property other than the real property identified on SCHEDULE 3.11(a) (the "Leased Real Property"), which constitutes all of the real property used in the Business. Trans Mart has a good and valid leasehold interest in the Leased Real Property and the property subject to the Personal Property Leases and has good and valid title to its other tangible assets. Trans Mart holds title to each such property and asset free and clear of all Liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except the Leases and Permitted Liens.

               (b)  SCHEDULE 3.11(b) sets forth a true and complete list of
(i) all personal property leases or licenses (A) to which Trans Mart is a party or by which Trans Mart is bound and (B) that provide for annual payments by Trans Mart in excess of $10,000 or that contain other affirmative material obligations that cannot be terminated by Trans Mart within 30 days (the "Personal Property Leases") and (ii) all leases or licenses of Leased Real Property that provide for annual payments by Trans Mart in excess of $10,000 or that cannot be terminated by Trans Mart within 30 days (the "Real Property Leases" and collectively with the Personal Property Leases, the "Leases"). With respect to the Leases, except as set forth on

SCHEDULE 3.11(b), there exist no defaults by Trans Mart, or, to the Knowledge of Trans Mart, any default or threatened default by any lessor or third party thereunder, that has materially affected or could reasonably be expected to materially affect the rights and privileges thereunder of Trans Mart. Assuming the Required Consents are obtained, the consummation of the transactions contemplated hereby will not result in a breach of, or give any Person the right to terminate, any Lease to which Trans Mart is a party with non-Affiliates or by which it is bound.

               (c) Except as disclosed in SCHEDULE 3.11(c) or SCHEDULE 3.22(c), Trans Mart has not received notice of any pending zoning or other land-use regulation proceedings or any proposed change in any Applicable Laws that could reasonably be expected to detrimentally affect the use or operation of any Leased Real Property, nor has Trans Mart received notice of any special assessment proceedings affecting the Leased Real Property, or applied for any change to the zoning or land use status of the Leased Real Property.

          3.12 AFFILIATES.

               (a) Except as set forth in SCHEDULE 3.12, neither Trans Mart nor any Shareholder or any officers or directors of Trans Mart (or any immediate family member of any such officer or director) now has or at any time subsequent to December 31, 1995, had, either directly or indirectly, an equity or debt interest in any Person that furnishes or sells or during such period furnished or sold services or products to Trans Mart or purchases or during such period purchased from Trans Mart any goods or services, or otherwise does or during such period did business with Trans Mart of a material nature or amount; PROVIDED, HOWEVER, that neither Trans Mart, nor any stockholder of Trans Mart nor any of Trans Mart's officers and directors or other Affiliates shall be deemed to have such an interest solely by virtue of the ownership of less than five percent of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a national stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

               (b) Except as set forth in SCHEDULE 3.12, neither Trans Mart nor any Shareholder or any officers or directors of Trans Mart (or any immediate family member of any such officer or director) now is or at any time subsequent to December 31, 1995, was, a party to any contract, commitment or agreement to which Trans Mart is or during such period was a party or under which Trans Mart is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than through Trans Mart.

          3.13 INVENTORIES. Subject to any reserve therefor that is included in the 1997 Balance Sheet and except as disclosed in SCHEDULE 3.13; all Inventories of Trans Mart (a) have been acquired or manufactured in the ordinary course of business, in accordance with Trans Mart's normal inventory practices; (b) are of a quality usable (including processing into merchantable finished inventories for sale in the ordinary course of business), free of any material defect or deficiency; and (c) are in merchantable and undamaged condition and meet customer specifications. Concurrently herewith, Trans Mart is delivering to Buyer a list of the number of days' worth of all Inventories of Trans Mart (based on sales during the year to date) by part number as of May 31, 1997, which list is accurate in all material respects.

          3.14 LITIGATION. Except as disclosed on SCHEDULE 3.14, (i) there are no actions, suits, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, "Proceedings") pending or, to the Knowledge of Trans Mart or Shareholders, threatened, against or affecting Trans Mart, the Business, Shareholders or the Shares or which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Trans Mart or Shareholders from complying with the terms and provisions of this Agreement; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of Trans Mart, the Business, Shareholders or the Shares.

          3.15 CONTRACTS.

               (a) SCHEDULE 3.15(a) sets forth a complete list of the following contracts, commitments and obligations (whether written or oral) of Trans Mart (collectively with the Leases and the Employment Agreements, the "Scheduled Contracts"):

                    (i) each Contract between Trans Mart and (A) each present or former director, officer or other member of management or other personnel of Trans Mart, (B) any supplier of services or products to Trans Mart whose dollar volume of sales to Trans Mart exceeded $10,000 in 1996, and (C) any Person in which the aggregate payments made to Trans Mart under such Contract exceeded $10,000 in 1996;

                    (ii) each other agreement or arrangement of Trans Mart that
(A) requires the payment or incurrence of Liabilities or the rendering of services by Trans Mart, subsequent to the date of this Agreement, of more than $10,000 and (B) cannot be terminated by Trans Mart within 30 days;

                    (iii) all Contracts relating to, and evidences of or guarantees of, or providing security for, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                    (iv) all partnership, joint venture or other similar Contracts, arrangements or agreements;

                    (v) to the extent that any of the following provide for annual payments by Trans Mart in excess of $10,000 and cannot be terminated by Trans Mart within 30 days, all license, distribution, commission, marketing, agent, franchise, technical assistance or similar agreements relating to or providing for the marketing and/or sale of the products or services to which Trans Mart is a party or by which Trans Mart is otherwise bound; and

                    (vi) all other contracts, commitments and obligations that are not in the ordinary course of the Business.

               (b) Except as disclosed in SCHEDULE 3.15(b), each Scheduled Contract and Subsequent Material Contract is a legal, valid and binding obligation of Trans Mart and, to the Knowledge of Trans Mart and Shareholders, each other party thereto, enforceable (except to the extent such enforceability may be limited by bankruptcy, equity and creditors' rights generally) against Trans Mart and, to the Knowledge of Trans Mart and Shareholders, each such other party in accordance with its terms, and neither Trans Mart nor, to the Knowledge of Trans Mart and Shareholders, any other party thereto is in material default or has failed to perform any material obligation thereunder. Complete and correct copies of each written Scheduled Contract have been delivered to Buyer.

               (c) SCHEDULE 3.15(c) sets forth a list (by name, address and persons to contact) of the 10 largest customers of and the 10 primary vendors providing services to Trans Mart for each of the 12-month periods ended December 31, 1995 and 1996 together with the approximate dollar amount of sales by or services provided to Trans Mart during said period and a summary description of the services provided by such vendors.

          3.16 PERMITS; REQUIRED CONSENTS.

               (a) SCHEDULE 3.16(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders, permits, qualifications or other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Business or Trans Mart's assets in substantially the same manner as currently operated or affecting or relating in any way to the Business or such assets (the "Permits").

               (b) SCHEDULE 3.16(b) lists (i) each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Governmental Approval") required under Applicable Law to be obtained by Trans Mart or Shareholders by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any material Permit or otherwise, and (ii) each Scheduled Contract with respect to which the consent of the other party or parties thereto must be obtained by Trans Mart or Shareholders by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of such Contract, the termination thereof, a breach or default thereunder or any other change or modification to the terms thereof (each, a "Required Contractual Consent" and collectively with the Required Governmental Approvals, the "Required Consents"). Except as set forth in SCHEDULE 3.16(a) OR (b) each Permit is valid and in full force and effect in all material respects and, assuming the related Required Consents have been obtained prior to the Closing Date, none of the Permits will be terminated or become terminable or impaired in any material respect as a result of the transactions contemplated hereby.

          3.17 COMPLIANCE WITH APPLICABLE LAWS.  Except as set forth in
SCHEDULE 3.17, the operation of the Business has not violated or infringed, and does not violate or infringe, any material Applicable Law, or any order, writ, injunction or decree of any Governmental Authority.

          3.18. EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL; AND EMPLOYEE
BENEFITS.
               (a) SCHEDULE 3.18(a) sets forth all Benefit Plans. Trans Mart has made true and correct copies of all governing instruments and related agreements pertaining to such

Benefit Plans available to Buyer. Trans Mart has made available to Buyer a copy of the three (3) most recently filed Federal Form 5500 series and accountant's opinion, if applicable, for each Employee Benefit Plan.

               (b) Except as set forth on SCHEDULE 3.18(a), neither Trans Mart nor any ERISA Affiliates of Trans Mart sponsors or has within the last five years sponsored, maintained, contributed to, or incurred an obligation to contribute to, any Employee Pension Benefit Plan.

               (c) Except as set forth in SCHEDULE 3.18(f), no individual shall accrue or receive additional benefits, service or accelerated rights to payments of benefits under any Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a direct result of the transactions contemplated by this Agreement.

               (d) No Employee Benefit Plan has participated in, engaged in or been a party to any non-exempt Prohibited Transaction, and neither Trans Mart nor any ERISA Affiliates of Trans Mart has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Sections 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), with respect to any Employee Benefit Plan nor, to the Knowledge of Trans Mart or Shareholders, is there a basis for any such claim. No officer, director or employee of Trans Mart has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Benefit Plan.

               (e) Other than routine claims for benefits, there is no claim pending or to the Knowledge of Trans Mart threatened, involving any Benefit Plan by any Person against such plan or Trans Mart or any ERISA Affiliate. There is no pending or, to the Knowledge of Trans Mart or Shareholders, threatened proceeding involving any Employee Benefit Plan before the IRS, the United States Department of Labor or any other Governmental Authority.

               (f) Except as set forth on SCHEDULE 3.18(f), each Benefit Plan has at all times prior hereto been maintained in all material respects, by its terms and in operation, in accordance with ERISA and the Code, including, but not limited to, all applicable reporting and disclosure requirements. Trans Mart and each ERISA Affiliate have made full and timely payment of all amounts required to be contributed under the terms of each Benefit Plan and Applicable Law or required to be paid as expenses under such Benefit Plan, and Trans Mart and each ERISA Affiliate shall continue to do so through the Closing.

               (g) With respect to any Group Health Plans maintained by Trans Mart or its ERISA Affiliate, whether or not for the benefit of Trans Mart and its ERISA Affiliate, Trans Mart and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and
Section 4980B of the Code. Trans Mart is not obligated to provide health care benefits of any kind to its retired employees pursuant to any Employee Benefit Plan, including, without limitation, any Group Health Plan, or pursuant to any agreement or understanding.

          3.19 LABOR AND EMPLOYMENT MATTERS.

               (a) Except as set forth on SCHEDULE 3.19, no collective bargaining agreement exists that is binding on Trans Mart and, except as described on SCHEDULE 3.19, no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. SCHEDULE 3.19 describes any organizational effort currently being made or, to the Knowledge of Trans Mart or Shareholders, threatened by or on behalf of any labor union to organize any employees of Trans Mart.

               (b) Except as set forth on SCHEDULE 3.19, (i) there is no labor strike, dispute, slow down or stoppage pending or, to the Knowledge of Trans Mart or Shareholders, threatened against or directly affecting the Business,
(ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claims therefor exist; and
(iii) neither Trans Mart nor Shareholders, nor any of their Affiliates has received any notice or has any Knowledge of any threatened labor or civil rights dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of Trans Mart.

               (c) Trans Mart has complied and is currently complying, in all material respects, in respect of all employees of Trans Mart, with all Applicable Laws respecting employment and employment practices and the protection of the health and safety of employees, from whatever source such law may be derived, including, without limitation, statutes, ordinances, laws, rules, regulations, policies, standards, judicial or administrative precedents, judgments, orders, decrees, awards, citations, licenses, official interpretations and guidelines. Except as set forth on SCHEDULE 3.19, since January 1, 1994 Trans Mart has not received any citation or other notification for the violation of occupational and health safety laws or regulations.

               (d) All individuals who are performing or have performed services for Trans Mart and are or were classified by Trans Mart as "independent contractors" qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, as applicable, except for such instances which are not, in the aggregate, material.

          3.20 INTELLECTUAL PROPERTY.

               (a) SCHEDULE 3.20(a) sets forth a complete and correct list of each patent, patent application and docketed invention, trademark, trade name, trademark or tradename registration or application, copyright or copyright registration or application for copyright registration, and each license or licensing agreement for any of the foregoing relating to the Business or held by Trans Mart (the "Intellectual Property Rights").

               (b) Except as disclosed in SCHEDULE 3.20(b), Trans Mart has not during the three years preceding the date of this Agreement been a party to any Proceeding nor, to the Knowledge of Trans Mart or Shareholders, is any Proceeding threatened as to which there is a reasonable possibility of a determination adverse to Trans Mart that involved or may involve a claim of infringement by any Person (including any Governmental Authority) of any Intellectual Property Right. Except as disclosed in SCHEDULE 3.20(b), no Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Trans Mart, or restricting the licensing thereof by Trans Mart to any Person. The use of the Intellectual Property Rights does not conflict with, infringe upon or violate any patent, patent license, patent application, trademark, tradename, trademark or tradename registration, copyright, copyright registration, service mark, brand mark or brand name or any pending application relating thereto, or any trade secret, know-how, programs or processes, or any similar rights, of any Person.

               (c) Except as set forth in SCHEDULE 3.20(c), Trans Mart either owns the entire right, title and interest in, to and under, or has acquired in connection with the acquisition of Equipment or Inventory an implied license to use, any and all inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names and copyrights that are necessary for the conduct of the Business in the manner that the Business has heretofore been conducted. No other inventions, processes, computer programs, know-how, formulae, trade secrets, patents, chip designs, mask works, trademarks, tradenames, brand names, copyrights, licenses or applications for any of the foregoing are necessary for the unimpaired continued operation of the Business in the manner that the Business has heretofore been conducted.

          3.21 ADVISORY FEES. Except for Niederhoffer, Henkel & Co. L.L.C. (whose fees and expenses will be paid by Shareholders), there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Trans Mart, Shareholders or their Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Buyer or any of its Affiliates or any of their respective Associates upon consummation of the transactions contemplated by this Agreement.

          3.22 ENVIRONMENTAL COMPLIANCE.

               (a) Except as disclosed in SCHEDULE 3.22(a), Trans Mart has obtained all material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law. SCHEDULE 3.22(a) sets forth all material permits, licenses and other authorizations issued under any Environmental Law to Trans Mart.

               (b) Except as disclosed in SCHEDULE 3.22(b), Trans Mart is in compliance in all material respects with all terms and conditions of all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all Governmental Authorities (and all other Persons) required under all Environmental Laws and is also in compliance in all respects with all other material limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.

               (c) Except as disclosed in SCHEDULE 3.22(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans relating to or in any way affecting Trans Mart or the Business that could reasonably be expected to prevent, or make more expensive, continued compliance with any Environmental Law by Buyer or Trans Mart after the Closing, or that may give rise to any Environmental Liability, or otherwise form the basis of any claim, action, demand, suit, Proceeding, hearing, study or investigation (i) under any Environmental Law, (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any Hazardous Substance, or (iii) resulting from exposure to workplace hazards.

          3.23 INSURANCE.

               (a) SCHEDULE 3.23 sets forth a complete and correct list of all material insurance policies of any kind currently in force with respect to Trans Mart (the "Insurance Policies"), including all "occurrence based" liability policies regardless of the periods to which they relate. SCHEDULE 3.23 sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. No cancellation or material amendment or increase of premiums is pending or, to the Knowledge of Trans Mart or Shareholders, threatened with respect to any of the Insurance Policies.

               (b) No insurance company that issued any Insurance Policy, Board of Fire Underwriters or similar body, or Governmental Authority has issued a recommendation or requirement for any changes in the conduct of the Business or any repairs or other work to be done on or with respect to any assets of Trans Mart.

          3.24 TAX MATTERS.  Except as set forth on SCHEDULE 3.24:

               (a) Trans Mart has timely filed all Tax Returns required to have been filed by it, and has paid or accrued all Taxes due to any taxing authority (whether or not shown on any Tax Return) with respect to all taxable periods ending on or prior to the Closing Date, or otherwise attributable to all periods prior to the Closing Date; and all such Tax Returns are true, correct and complete in all material respects. Trans Mart is not currently the beneficiary of any extension of time within which to file any Tax Return.

               (b) Trans Mart has not received notice that the IRS or any other taxing authority has asserted against Trans Mart any deficiency in Taxes or claim for additional Taxes in connection with any tax period. Except for liens arising from Taxes which are due but not yet payable, there are no liens for Taxes on any of Trans Mart's assets.

               (c) Trans Mart is not a party to an agreement extending the time within which to file any Tax Return or extending the statute of limitations for any period with respect to any Tax to which Trans Mart may be subject. No claim has ever been made by any

Taxing Authority in a jurisdiction in which Trans Mart does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (d) Trans Mart has withheld or collected and paid over all Taxes required to have been withheld or collected and paid over in connection with amounts or paid or owing to, or received from, any employee, independent contractor, creditor, stockholder, or other Person;

               (e) Trans Mart has not been included in any consolidated, combined or unitary Tax Return provided for under the laws of the United States, any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

               (f) Trans Mart has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code.

               (g) None of the assets of Trans Mart constitutes tax-exempt bond financed property or tax-exempt use property, with the meaning of Section 168 of the Code. Trans Mart is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986.

               (h) Trans Mart is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

               (i) Trans Mart does not have any liability for Taxes of any person (1) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), (2) as a transferee or successor, (3) by contract or (4) otherwise.

               (j) Trans Mart is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during any applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (k) Trans Mart made and continues to have in effect a valid and timely election to be treated as an "S corporation" under Section 1361 ET. SEQ. of the Code (and any corresponding provisions of all applicable state and local income tax laws) for all taxable years beginning on and after January 1, 1991 (which is the date Trans Mart elected to be treated as an S corporation), and Trans Mart will be treated as an S corporation under the Code and all such state and local tax laws for all taxable years or portions thereof ending on or prior to the Closing Date.

               (l) Trans Mart does not have any unpaid liability for Taxes under Sections 1363(d), 1374, or 1375 of the Code (or any successor or predecessor provision) or any similar provision of state or local law for any period on or prior to or including the Closing Date, except for any such liability as may arise as a result of the consummation of the transactions contemplated by this Agreement.

          3.25 LONG-TERM DEBT. Except as set forth on SCHEDULE 3.25, Trans Mart has, and as of the Closing Date will have, no debt with a stated maturity of 12 months or longer.

          3.26 MATERIAL DISCLOSURES. No statement, representation or warranty made by Trans Mart or Shareholders in this Agreement or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. Matters disclosed on one or more schedules attached hereto and made a part hereof shall be deemed to have been disclosed on each and every relevant schedule to the extent necessary to make any other statement, representation or warranty contained herein not misleading.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BUYER AND ATC

          As an inducement to Shareholders and Trans Mart to enter into this Agreement and to consummate the transactions contemplated herein, Buyer and ATC hereby represent and warrant to Shareholders and Trans Mart that:

          4.01 ORGANIZATION AND EXISTENCE. Each of Buyer and ATC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Each of Buyer and ATC is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

          4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer and ATC of this Agreement and the consummation by Buyer and ATC of the transactions contemplated hereby are within the corporate powers of Buyer and ATC and have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding agreement of each of Buyer and ATC, enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

          4.03 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Buyer and ATC of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than as set forth in this Agreement.

          4.04 NON-CONTRAVENTION. The execution, delivery and performance by Buyer and ATC of this Agreement does not (a) contravene or conflict with the Certificate of Incorporation or Bylaws of Buyer or ATC, or (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer or ATC.

          4.05 ADVISORY FEES. There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee, commission or reimbursement of expenses from Trans Mart or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

          4.06 LITIGATION. There is no Proceeding pending against, or to the Knowledge of Buyer or ATC, threatened against or affecting, Buyer or ATC before any court or arbitrators or any governmental body, agency or official that in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

                                  ARTICLE V

                   COVENANTS OF SHAREHOLDERS AND TRANS MART

          5.01 CONDUCT OF THE BUSINESS; DISTRIBUTIONS. From the date hereof until the Closing Date, Trans Mart shall, and Shareholders shall cause Trans Mart to, conduct the Business in the ordinary course and in substantially in the same manner as it has prior to the date of this Agreement and agrees, other than in the ordinary course of business, not to enter into any material agreements or take any other significant actions without the prior written consent of Buyer, which shall not be unreasonably withheld. Trans Mart shall use its reasonable efforts to preserve intact the Business and the business organizations and relationships and goodwill of Trans Mart with third parties and keep available the services of the present officers, employees, agents and other personnel of Trans Mart. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

               (a)  Trans Mart will, and Shareholders will cause Trans Mart to:

                    (i) (A) maintain the assets of Trans Mart in the ordinary course of business consistent with past practice in operating order and condition, reasonable wear and tear excepted, (B) promptly repair, restore or replace any assets of Trans Mart in the ordinary course of business consistent with past practice, (C) upon any damage, destruction or loss to any of the assets of Trans Mart, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the assets of Trans Mart before such event or set such proceeds aside for application by Trans Mart after the Closing, (D) use its best efforts to obtain, prior to the Closing Date, all Required Consents, and (E) take all actions necessary to be in compliance with, and to maintain the effectiveness of, all material Permits;

                    (ii) comply with all material Applicable Laws;

                    (iii) promptly notify Buyer in writing of (A) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, other than changes in general economic conditions, (B) the commencement of any Proceeding by or against Trans Mart or Shareholders, or Trans Mart or Shareholders becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a Proceeding, and
(C) the occurrence of any breach by Trans Mart or Shareholders of any representation or warranty, or any covenant or agreement, contained in this Agreement.

               (b) without Buyer's prior consent, Trans Mart will not, and Shareholders shall not permit Trans Mart to, do any of the following and will not agree to:

                    (i) purchase or otherwise acquire assets from any other Person other than in the ordinary course of business;

                    (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), any of the assets of Trans Mart, including Leased Real Property, except in the ordinary course of business;

                    (iii) enter any agreement or arrangement that requires or allows payment, acceleration of payment or incurrence of Liabilities, or the rendering of services by Trans Mart outside the ordinary course of business;

                    (iv) amend or modify in any material respect or terminate any Scheduled Contract or any other Contract entered into by Trans Mart after the date hereof which, if in existence on the date hereof, would be required to be set forth in the SCHEDULE 3.15(a) as a Scheduled Contract (each, a "Subsequent Material Contract");

                    (v) make or commit to make any capital expenditure, or group of related capital expenditures, in excess of $10,000, other than
(A) capital expenditures set forth on SCHEDULE 5.01(b)(v) and (B) capital expenditures expressly required under any Scheduled Contract;

                    (vi) enter into or commit or propose to enter into any Subsequent Material Contract;

                    (vii) except as set forth on SCHEDULE 5.01(b)(vii), make any distribution, dividend, bonus or other payment to any officer, director, stockholder or Affiliate of Trans Mart or any of their respective Affiliates or Associates except for (A) salary, benefit or lease payments in the ordinary course and due or to become due under arrangements in existence prior to December 31, 1996 and (B) dividends to Shareholders that do not exceed, in the aggregate, the Distributable Earnings;

                    (viii) (A) create, incur, assume, or guarantee any indebtedness for borrowed money or (B) incur any Liability relating to a documentary or standby letter of credit, other than in the ordinary course of business where the aggregate dollar amount of all of the foregoing does not exceed $10,000;

                    (ix) (A) increase the rate or terms of compensation payable or to become payable to its employees except in the ordinary course of business,
(B) pay or agree to pay any pension, retirement allowance or other employee benefit not provided for by any Employee Plan, Benefit Arrangement or Employment Agreement set forth in the Schedules hereto, (C) commit itself to any additional pension, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, continuation pay, termination pay, retirement or other employee benefit plan, agreement or arrangement, or increase the rate or terms of any Employee Plan or Benefit Arrangement, (D) enter into any employment agreement with or for the benefit of any Person, or (E) increase the rate of compensation under or otherwise change the terms of any Employment Agreement set forth in
SCHEDULE 3.15(a);

                    (x) repay any Long-Term Debt other than scheduled payments that are required to be made during such period so as not to be in default with respect to such Long-Term Debt; and

                    (xi) issue or sell any (A) shares of capital stock of Trans Mart, (B) options, warrants or other rights to purchase from Trans Mart shares of its capital stock, (C) securities convertible into or exchangeable for shares of its capital stock or (D) any other commitments of any kind for the issuance or sale of additional shares of capital stock or options, warrants or other securities of Trans Mart.

          5.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, Trans Mart will, and Shareholders will cause Trans Mart to, and Shareholders will, promptly:
(a) give Buyer and its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to Trans Mart or the Business upon reasonable prior notice,
(b) furnish to Buyer and its counsel, financial advisors, auditors and other authorized representatives such information relating to Trans Mart or the Business as Buyer may reasonably request and (c) instruct the directors, officers, employees, counsel, auditors and financial advisors of Trans Mart and Shareholders to cooperate with Buyer and its counsel, financial advisors, auditors and other authorized representatives in their investigation of Trans Mart and the Business. Such investigation shall include, but shall not be limited to:

          (i)  A business and financial performance review of the Business;

          (ii) A review of the financial statements and tax returns of Trans
     Mart;

          (iii) An environmental review as to the presence and nature of any Hazardous Substance in or on any real property owned or leased by Trans Mart; and

          (iv) A standard legal due diligence examination relating to Trans Mart and the Business.

          5.03 COMPLIANCE WITH TERMS OF REQUIRED GOVERNMENTAL APPROVALS AND REQUIRED CONTRACTUAL CONSENTS. On and after the Closing Date, Shareholders shall comply at their own expense with all conditions and requirements affecting Trans Mart set forth in (a) all Required Governmental Approvals as necessary to keep the same in full force and effect assuming continued compliance with the terms thereof by Buyer and Trans Mart and (b) all Required Contractual Consents as necessary to keep the same effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer and Trans Mart.

          5.04 MAINTENANCE OF INSURANCE POLICIES. Between the date hereof and the Closing Date, Trans Mart shall not, and Shareholders shall cause Trans Mart to not, take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the assets of Trans Mart or the Business with respect to the period of time ending on the Closing Date.

          5.05 CONFIDENTIALITY.

               (a) Trans Mart and Shareholders will, and will cause their representatives to, treat any data and information obtained with respect to Buyer or any of its Affiliates from any representative, officer, director, or employee of Buyer, or from any books or records of Buyer in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to (i) information in the public domain or that becomes public through disclosure by any party other than Trans Mart, Shareholders or their Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation, (ii) information available to Trans Mart or Shareholders on a non-confidential basis prior to its disclosure pursuant to this Agreement, (iii) information that is required to be disclosed by Applicable Law, (iv) information required to be disclosed to obtain any Required Consents, or (v) any disclosure of such information in litigation between the parties hereto in the course of such litigation.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Trans Mart and Shareholders, upon the written request of Buyer, will, and will cause their representatives to, promptly deliver to Buyer any and all documents or other materials furnished by Buyer or any of its Affiliates to Trans Mart or Shareholders in connection with this Agreement without retaining any copy thereof. In the event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Buyer to Trans Mart or Shareholders shall be destroyed by Trans Mart and Shareholders or shall be turned over to Buyer, and Trans Mart and Shareholders shall confirm to Buyer in writing that all such materials have been turned over or destroyed. No failure or delay by Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 5.05, money damages would not be an adequate remedy to Buyer or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained therefrom. Accordingly, if there should be a breach or threatened breach of this Section 5.05, Buyer and its Affiliates shall be entitled to an injunction restraining Trans Mart and Shareholders from any breach without showing or proving actual damage sustained by Buyer or its Affiliates, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer and its Affiliates may otherwise have under Applicable Law.

          5.06 TRANSACTIONS AFFECTING THE SHARES. From the date hereof until the Closing Date, Shareholders will:

               (a) take all action necessary so that the Share Encumbrances set forth in SCHEDULE 3.01(a) are eliminated prior to the Closing Date; and

               (b) not (whether voluntarily or involuntarily (except in the case of the death of a Stockholder, in which case this Agreement shall be binding on and inure to the benefit of the estate of such Stockholder), and whether currently or prospectively) sell, transfer or otherwise dispose of any of the Shares, or create (or permit the creation of) any Share Encumbrance on any of the Shares.

          5.07 ISSUANCE OF DIVIDEND NOTE. Immediately prior to the Closing, Trans Mart shall declare and pay a dividend to Stockholders in an aggregate amount equal to the Distributable Earnings minus the amount of any cash distributions previously made pursuant to Section 5.01(b)(vii). The dividend shall be paid by delivering promissory notes in the form attached hereto as EXHIBIT D to Stockholders.

                                    ARTICLE VI

                           COVENANTS OF BUYER AND ATC

          6.01 CONFIDENTIALITY.

               (a) Buyer and ATC will, and will cause their representatives to, treat any data and information obtained with respect to Trans Mart or Shareholders from any representative, officer, director or employee of Trans Mart or Shareholders, or from any books or records of Trans Mart or Shareholders in connection with this Agreement, confidentially and with commercially reasonable care and discretion, and will not disclose any such information to third parties; PROVIDED, HOWEVER, that the foregoing shall not apply to
(i) information in the public domain or that becomes public through disclosure by any party other than Buyer or its Affiliates or representatives, so long as such other party is not in breach of a confidentiality obligation,
(ii) information available to Buyer, its Affiliates or representatives on a non-confidential basis prior to its disclosure pursuant to this Agreement,(iii) information that is required to be disclosed by Applicable Law,
(iv) information required to be disclosed to obtain any Required Consents;
(v) any information that is disclosed by Buyer or its Affiliates to any of their actual or prospective lenders in connection with financing the transactions contemplated by this Agreement; or (vi) any information that is disclosed by Buyer after the Closing shall have occurred; PROVIDED, HOWEVER, that in the event the Closing has occurred, this Section 6.01(a) shall cease to be effective with respect to any data and information obtained with respect to Trans Mart.

               (b) In the event that the Closing fails to take place and this Agreement is terminated, Buyer, upon the written request of Trans Mart, will, and will cause their representatives to, promptly deliver to Trans Mart any and all documents or other materials furnished by Trans Mart or Shareholders to Buyer in connection with this Agreement without retaining any copy thereof. In event of such request, all other documents, whether analyses, compilations or studies, that contain or otherwise reflect the information furnished by Trans Mart or Shareholders to Buyer shall be destroyed by Buyer or shall be turned over to Trans Mart, and Buyer shall confirm to Trans Mart and Shareholders in writing that all such materials have been turned over or destroyed. No failure or delay by Trans Mart and Shareholders in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               (c) The parties hereto recognize and agree that in the event of a breach of this Section 6.01, money damages would not be an adequate remedy to Trans Mart and Shareholders for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Trans Mart and Shareholders therefrom. Accordingly, if there should be a breach or threatened breach of this
Section 6.01, Trans Mart and Shareholders shall be entitled to an injunction restraining Buyer from any breach without showing or proving actual damage sustained by Trans Mart and Shareholders. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Trans Mart and Shareholders may otherwise have under Applicable Law.

          6.02 ACCESS TO INFORMATION. Subject to compliance with Applicable Laws, from the Closing Date until December 31, 2002, Trans Mart will, and Buyer will cause Trans Mart to, and Buyer will, promptly: (a) furnish to Shareholders and their counsel, financial advisors, auditors and other authorized representatives such information relating to Trans Mart or the Business as Shareholders may reasonably request in connection with the preparation of Tax Returns and (b) instruct the directors, officers, employees, counsel, auditors and financial advisors of Trans Mart and Buyer to cooperate in all reasonable respects with Shareholders and their counsel, financial advisors, auditors and other authorized representatives in connection with the preparation of Tax Returns. After the Closing Date, in the event that Trans Mart intends to destroy any documents that contain or otherwise reflect information in connection with the Business for any period prior to the Closing Date, Trans Mart will provide written notice to Shareholders of its intention to destroy such documents and provide Shareholders with the opportunity to request that such documents instead be delivered to Shareholders. Any information or documents provided to Shareholders pursuant to this Section 6.02 shall be held by Shareholders pursuant to Section 5.05.

                                ARTICLE VII

                          COVENANTS OF ALL PARTIES

          7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Buyer, ATC, Trans Mart and Shareholders agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

          7.02 CERTAIN FILINGS. The parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the foregoing, the parties hereto shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, if any, as may be required or authorized under the HSR Act.

          7.03 PUBLIC ANNOUNCEMENTS. Up to (and including) the Closing Date, the parties agree that they will not make any disclosure with respect to this Agreement or the transactions contemplated hereby or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect of this Agreement or the transactions contemplated hereby without prior written notice to and approval of the other parties hereto, unless such party reasonably concludes that such release of information is required by Applicable Law or Nasdaq regulations, and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and financing sources with respect to the contents of this Agreement and the transactions contemplated hereby.

          7.04 ADMINISTRATION OF ACCOUNTS. All payments and reimbursements received by Shareholders after the Closing Date from any third party in the name of or to Trans Mart shall be held by Shareholders in trust for the benefit of Trans Mart and, immediately upon receipt by Shareholders of any such payment or reimbursement, Shareholders shall pay, or cause to be paid, over to Trans Mart the amount of such payment or reimbursement without right of set off.

          7.05 TAXES AND SECTION 338(h)(10) ELECTION.

               (a) All sales, value added, use, registration, stamp and similar Taxes imposed in connection with the sale of the Shares shall be borne by Buyer and all transfer and similar Taxes imposed in connection with the sale of the Shares shall be borne by Shareholders.

               (b) (i) If Buyer, in Buyer's sole discretion, shall request, Shareholders shall (A) join Buyer in making the election permitted to be made under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law (the "Section 338(h)(10) Elections"), (B) cooperate with Buyer to take all actions necessary to effect and preserve timely such Section 338(h)(10) Elections in accordance with Treasury Regulation Section 1.338(h)(10) (and any comparable provisions of state and local law and any successor provisions thereto) and (C) take no position inconsistent with treating the purchase of the capital stock of Trans Mart as a Section 338(h)(10) Election. Shareholders shall assist Buyer in the preparation of Form 8023-A and any accompanying schedules required under Section 338(h)(10) of the Code and any corresponding or similar provisions of state or local law and Shareholders agree that Buyer may make any determination or election required or permitted to be made in connection with the Section 338(h)(10) Elections. Shareholders shall execute Form 8023-A and any accompanying schedules and such other documents or forms at the Closing or at such other time as Buyer may request or as required by the Code in order to effectuate the Section 338(h)(10) Elections. Buyer and Shareholders shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, Form 8023-A and any accompanying schedules and such other documents and forms as are requested by Buyer to effectuate the Section 338(h)(10) Elections.

                    (ii) Shareholders shall jointly and severally indemnify and hold harmless Buyer and its Affiliates in respect of Damages resulting from the
Section 338(h)(10) Election being invalid or unavailable due to Trans Mart not being treated as an "S corporation" under the Code.

               (c) (i) Shareholders shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of Trans Mart with respect to income taxes imposed by the Federal government or any state or political subdivision thereof for all periods ending on or prior to the Closing Date, and, after the Closing Date, Trans Mart shall, and Buyer shall cause Trans Mart to, provide reasonable access to such books and records of Trans Mart as necessary to prepare such Tax Returns which may be reviewed and copied at Shareholders' sole expense. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of Trans Mart shall be reported or disclosed on such Tax Returns; PROVIDED, HOWEVER, that Shareholders shall provide Buyer with draft Tax Returns of Trans Mart with respect to income taxes imposed by the Federal government or any state or any political subdivision thereof for the short taxable year ending on the Closing Date at least 20 days prior to the due date for filing such Tax Returns. In the event Buyer has any objection to any items set forth on such draft Tax Returns, Buyer and Shareholders agree to consult and resolve in good faith any such objections, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in a manner substantially consistent with the past practices with respect to such items.

                    (ii) Buyer shall have the exclusive authority and obligation and shall be responsible for the correct and timely filing of all Tax Returns of Trans Mart for any taxable period beginning after the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of Trans Mart shall be reported or disclosed on such Tax Returns.

               (d) (i) After giving effect to all payments in respect thereof which have been made or accrued (to the extent that such accrued Taxes arise in the ordinary course of business and are not income Taxes) prior to the Closing Date, Shareholders shall be responsible and liable for the timely payment of any unpaid Taxes imposed on or with respect to the properties, income and operations of Trans Mart for all periods ending on or prior to the Closing Date, except any Tax arising under Section 1374 of the Code.

                    (ii) Buyer shall be responsible and liable for the timely payment of all Taxes imposed on or with respect to the properties, income and operations of Trans Mart for all periods beginning after the Closing Date.

               (e) (i) Shareholders, at their sole expense, shall have the exclusive authority to represent Trans Mart before any taxing authority or any court regarding the Tax consequences of the operations of Trans Mart for all periods ending on or prior to the Closing Date; PROVIDED, HOWEVER, that Shareholders shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax Liability of Trans Mart for any period beginning after the Closing Date without the prior written consent of Buyer, which shall not be unreasonably withheld. Shareholders shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any administrative or judicial proceedings involving any Tax Liability of Trans Mart for all taxable periods.

                    (ii) Except as provided in Section 7.05(e)(i), Buyer shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, Trans Mart; PROVIDED, HOWEVER, that with respect to any audit or examination by any taxing authority regarding the Tax consequences of the operations of Trans Mart for all periods ending on or prior to the Closing Date, Trans Mart shall, and Buyer shall cause Trans Mart to, notify Shareholders thereof and keep them reasonably informed, and PROVIDED FURTHER, that Buyer shall not enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax Liability of Trans Mart or Shareholders for any period ending prior to the Closing Date without the prior written consent of Shareholders, which shall not be unreasonably withheld.

          7.06 LEASES.

               (a) At the Closing, Shareholders will cause J&G Rental, as lessor, to enter into leases in the form of EXHIBIT E hereto with Trans Mart, as lessee, for those locations of Leased Real Property listed on SCHEDULE 7.06 and the lease previously in effect with respect to each such location shall terminate as of the Closing Date. The monthly rental rate for each scheduled location shall be equal to the "market rate" as established by a MAI appraiser selected by the mutual agreement of Shareholders and Buyer and having experience in appraising properties in the area of the location in question. The appraiser may not be Associated With

Trans Mart, either Shareholder, Buyer or ATC. The fee of the appraiser shall be shared equally by Buyer on the one hand and Shareholders on the other.

               (b) The lease in effect with respect to each location of Leased Real Property that is not listed on SCHEDULE 7.06, other than the lease with respect to Trans Mart's Jacksonville, Florida and Las Vegas, Nevada facilities, shall remain in effect until, and shall terminate on, the later of (i) the date after the Closing Date on which Trans Mart completes the removal of all of its assets from such location or (ii) 60 days after the Closing Date.

               (c) The lease in effect with respect to Trans Mart's Jacksonville, Florida and Las Vegas, Nevada facilities shall remain in effect after the Closing Date pursuant to its terms.

          7.07 TRANSSHOP MANAGEMENT SYSTEM, INC. Shareholders shall take all actions necessary to cause TransShop Management System, Inc. to be a wholly owned subsidiary of Trans Mart on the Closing Date free of all Share Encumbrances. Prior to the Closing, ATC and Shareholders shall use their reasonable best efforts to negotiate the terms of an agreement pursuant to which ATC will pay a royalty to Shareholders for a period of time after the Closing based on distribution of the software package currently being developed by TransShop Management System, Inc.

                                  ARTICLE VIII

                             CONDITIONS TO CLOSING

          8.01 CONDITIONS TO OBLIGATION OF BUYER AND ATC. The obligation of Buyer and ATC to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Trans Mart and Shareholders shall each have performed and satisfied in all material respects each of their material obligations hereunder required to be performed and satisfied by any of them on or prior to the Closing Date, (ii) subject to Section 8.03, each of the representations and warranties of Trans Mart and Shareholders contained in this Agreement shall have been true and correct in all material respects when made and shall contain no misstatement or omission that would make any such representation or warranty materially misleading when made and shall be true and correct in all material respects, and shall not contain any misstatement or omission that would make any such representation or warranty materially misleading, at and as of the Closing Date with the same force and effect as if made as of the Closing Date and
(iii) Buyer shall have received certificates signed by Shareholders and a duly authorized executive officer of Trans Mart to the foregoing effect and to the effect that the conditions specified within this Section 8.01 have been satisfied.

               (b) All Required Consents (including such consents as are required under Subsequent Material Contracts) shall have been obtained without the imposition of any conditions that are or would become applicable to Trans Mart, the Business, the Shares, Buyer or any of its Affiliates after the Closing that Buyer in good faith reasonably determines would be materially burdensome upon Trans Mart, the Business, the Shares, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date. All such Required Consents shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Consent; all applicable waiting periods with respect to such Required Consents shall have expired; and all conditions and requirements prescribed by Applicable Law or by such Required Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person (i) challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing, or to impose conditions that Buyer in good faith determines would be materially burdensome upon Trans Mart, the Business, the Shares, Buyer or any of its Affiliates or their respective businesses substantially as such businesses have been conducted prior to the Closing Date or as such businesses, as of the date hereof, would be reasonably expected to be conducted after the Closing Date.

               (d) Since the date hereof, there shall not have been any event, occurrence, development or state of circumstances or facts or change in Trans Mart or the Business (including any damage, destruction or other casualty loss, but excluding any event, occurrence, development or state of circumstances or facts or change resulting from changes in general economic conditions) affecting Trans Mart or the Business that has had or that may be reasonably expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

               (e) Each Shareholder shall have executed and delivered to Buyer a Noncompetition Agreement in the form of EXHIBIT F hereto.

               (f) GAG shall have executed and delivered to Buyer an Employment Agreement in the form of EXHIBIT G hereto.

               (g) JEH shall have executed and delivered to Buyer an Employment Agreement in the form of EXHIBIT G hereto.

               (h) Buyer shall have received an opinion of Timothy K. Corley, Esq. in a form reasonably acceptable to Buyer.

               (i) J&G Rental, as lessor, shall have executed and delivered to Trans Mart the lease agreements called for by Section 7.06(a).

               (j) As of the Closing Date, there shall exist no Liens on any assets of Trans Mart, other than Permitted Liens, nor any Share Encumbrances.

               (k) Buyer shall have completed its customary due diligence as contemplated by Section 5.02(c) and Buyer shall be satisfied, in its sole discretion, with both the quantity and the substance of the information provided to it.

               (l) This Agreement and the transactions contemplated hereby shall have been approved by the Boards of Directors of Buyer and ATC.

               (m) ATC has received all appropriate and/or required approvals from its commercial bank lenders so that Buyer can pay the purchase price for the Shares with borrowings under ATC's existing line of credit.

          8.02 CONDITIONS TO OBLIGATION OF SHAREHOLDERS. The obligation of Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction of each of the following conditions:

               (a) (i) Buyer shall have performed and satisfied in all material respects each of its material obligations hereunder required to be performed and satisfied by it on or prior to the Closing Date, and the aggregate effect of all failures to perform or satisfy all obligations of Buyer on or prior to the Closing Date shall not be materially adverse to Shareholders; (ii) the representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Shareholders shall have received a certificate signed by a duly authorized executive officer of Buyer to the foregoing effect and to the effect that to such officer's Knowledge the conditions specified within this Section 8.02 have been satisfied.

               (b) All material Required Consents (including such consents as are required under Subsequent Material Contracts) for the transactions contemplated by this Agreement shall have been obtained without the imposition of any conditions that are or would become applicable to Shareholders or any of their respective Affiliates after the Closing that Shareholders in good faith reasonably determine would be materially burdensome upon such Person. All such Required Consents that relate to Shareholders' sale of the Shares shall be in effect, and no Proceedings shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Shareholders' good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Consent. All applicable waiting periods with respect to such Required Consents shall have expired, and all conditions and requirements prescribed by Applicable Law or by such Required Consents to be satisfied on or prior to the Closing Date shall have been satisfied to the extent necessary such that all such Required Consents are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

               (c) The sale and transfer contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other order issued by any court of competent jurisdiction or any competent Governmental Authority or any other legal restraint or prohibition preventing the transfer and exchange contemplated hereby or the consummation of the Closing, or imposing Damages in respect thereto, shall be in effect, and there shall be no pending or threatened actions or proceedings by any Governmental Authority (or determinations by any Governmental Authority) or by any other Person challenging or in any manner seeking to restrict or prohibit the transfer and exchange contemplated hereby or the consummation of the Closing.


               (d) Shareholders shall have received an opinion of Joseph Salamunovich, Esq. in a form reasonably acceptable to Shareholders.

               (e) Buyer shall have executed and delivered to GAG an Employment Agreement in the form of EXHIBIT G hereto.

               (f) Buyer shall have executed and delivered to JEH an Employment Agreement in the form of EXHIBIT G hereto.

               (g) Trans Mart, as lessee, shall have executed and delivered to J&G Rental the lease agreements called for by Section 7.06(a).

               (h) ATC shall have executed and delivered to Shareholders the royalty agreement called for by Section 7.07.

          8.03 EXCEPTION TO CONDITIONS TO OBLIGATION OF BUYER.

               (a) With respect to Buyer's obligation to consummate the transactions contemplated hereby, the condition set forth in Section 8.01(a)(ii) shall be deemed satisfied notwithstanding any failure of any representation or warranty of Trans Mart or Shareholders to be true and correct as of the Closing Date if (i) the aggregate amount of Damages that could reasonably be expected to arise as a result of such failures would not exceed $3,000,000 and
(ii) Shareholders provide the escrow referred to in Section 8.03(c).

               (b) At the Closing, Buyer shall provide to Shareholders a written statement (the "Section 8.03 Statement") setting forth any representation or warranty of Trans Mart or Shareholders that Buyer believes to have been breached as of the Closing Date, and either (i) Buyer's good faith estimate of the amount of Damages that Buyer believes will result therefrom or
(ii) Buyer's waiver of such breach. The delivery of the Section 8.03 Statement and Buyer's consummation of the transactions contemplated hereby notwithstanding the breach or breaches asserted in the Section 8.03 Statement shall not adversely affect the right of any Buyer Indemnitee to indemnification under
Section 9.01(a) after the Closing Date with respect to (x) the breach of any representation or warranty of Trans Mart or Shareholders, whether or not identified on the Section 8.03 Statement (except to the extent that such breach is expressly waived in the Section 8.03 Statement), or (y) Damages in excess of those estimated on the Section 8.03 Statement.

               (c) If the estimate set forth in the Section 8.03 Statement is greater than $500,000, at the Closing Buyer shall deposit into escrow on behalf of Shareholders a portion of the purchase price called for by Section 2.02(b) equal to the amount of such estimate minus $500,000. Such amount shall be disbursed from the escrow account upon the resolution of the matters identified in the Section 8.03 Statement pursuant to the terms of an escrow agreement containing such terms as the parties agree to prior to the Closing. The escrow agent shall be a financial institution mutually acceptable to the parties and its fees shall be paid by Buyer on the one hand and Shareholders on the other in inverse proportion to the amount of funds that each receives out of the escrow account.

          8.04 EXCEPTION TO CONDITIONS TO OBLIGATION OF SHAREHOLDERS. If Buyer believes that any representation or warranty of Trans Mart or Shareholders has been breached as of the Closing Date but Buyer elects to waive the condition set forth in Section 8.03(a)(ii), Shareholders shall not be obligated to consummate the transactions contemplated hereby notwithstanding such waiver if, in Buyer's good faith estimate, the amount of Damages that Buyer believes will result from all such breaches is greater than $3,000,000, excluding estimated Damages relating to breaches that are waived by Buyer and estimated Damages relating to breaches where Shareholders or Trans Mart had or, after the exercise of reasonable inquiry, should have had Knowledge that the representations and warranties were wrong at the time that they were made.

                                    ARTICLE IX

                                INDEMNIFICATION

          9.01 AGREEMENT TO INDEMNIFY.

               (a) Subject to the limitations provided herein, ATC and the direct and indirect subsidiaries of ATC (including Buyer and, after the Closing has occurred, Trans Mart) (collectively, the "Buyer Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Shareholders in respect of any Damages reasonably and proximately incurred by any Buyer Indemnitee (i) as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Trans Mart or Shareholders in this Agreement or (ii) in connection with any Environmental Liability other than Excluded Environmental Liabilities. The aggregate liability of Shareholders collectively under this Section 9.01(a) of this Agreement shall not exceed the purchase price paid for the Shares pursuant to Section 2.02(b), except in the case of Damages due to Shareholders' fraud or willful misconduct.

               (b) Shareholders and their Affiliates (collectively the "Shareholder Indemnitees") shall each be indemnified and held harmless to the extent set forth in this Article IX on a joint and several basis by Buyer and ATC in respect of any and all Damages reasonably and proximately incurred by any Shareholder Indemnitee as a result of (i) any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of Buyer or ATC in this Agreement or (ii) Trans Mart's conduct of the Business after the Closing.

               (c) Notwithstanding the foregoing, Buyer Indemnitees may not seek indemnification hereunder from Shareholders unless and until the claims in the aggregate exceed $25,000, provided that if such threshold is exceeded, Buyer Indemnitees may seek indemnification hereunder for any and all claims.

               (d) From and after the Closing Date, Trans Mart shall have no liability to Shareholders for contribution or reimbursement due to, or other Damages arising out of, liability incurred by Shareholders pursuant to
Section 9.01(a) notwithstanding that such liability may have arisen out of a misrepresentation or breach by Trans Mart.

               (e) Any amounts payable pursuant to Section 9.01(a) shall be paid from the escrowed funds referred to in Section 8.03(c) prior to Shareholders being required to make any payments directly (unless such escrowed funds are not then available for payment due to investment, interpleader or otherwise).

          9.02 SURVIVAL OF REPRESENTATION, WARRANTIES AND COVENANTS.

               (a) Except as hereinafter provided in this Section 9.02, all representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein and all claims of any Indemnitee in respect of any breach of any representation, warranty, covenant, agreement or obligation of any Indemnifying Party contained in this Agreement, shall survive the Closing and shall expire on the second (2nd) anniversary of the Closing Date.

               (b) Notwithstanding Section 9.02(a) the representations, warranties, covenants, agreements and obligations of Shareholders as Indemnifying Parties shall survive the Closing Date until the expiration of 60 days following any applicable statute of limitations, including extensions thereof with respect to: (i) the inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Shareholders in this Agreement arising out of fraud or willful misconduct; (ii) any inaccuracy or misrepresentation in or breach of any representation or warranty made in Sections 3.17, 3.22 and 3.24 regardless of whether such inaccuracy or misrepresentation or breach arises out of fraud or willful misconduct; (iii) the breach or failure to perform by Shareholders after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement or in the Exhibits attached hereto; and (iv) any Environmental Liability other than Excluded Environmental Liabilities.

               (c) Notwithstanding Section 9.02(a), each of the following representations, warranties, covenants, agreements and obligations of Buyer and ATC as Indemnifying Parties shall survive the Closing Date until the expiration of 60 days following the applicable statute of limitations, including extensions thereof: (i) any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by Buyer or ATC in this Agreement arising out of fraud or willful misconduct; and (ii) the breach or failure to perform by Buyer or ATC after the Closing Date of any of the covenants, agreements or obligations of such Person contained in this Agreement or in the Exhibits attached hereto.

          9.03 CLAIMS FOR INDEMNIFICATION. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX in respect of any Damages, such Indemnitee shall give the appropriate Indemnifying Party prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee's right to indemnity hereunder except to the extent that such failure materially adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim. The Indemnifying Party shall have 30 days following its receipt of such notice either (a) to acquiesce in such claim by giving such Indemnitee written notice of such acquiescence or (b) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Party does not object thereto within such 30-day period, such Indemnitee shall be entitled to be indemnified for all Damages reasonably and proximately incurred by such Indemnitee in respect of such claim. If the Indemnifying Party objects to such claim in a timely manner, and such Indemnitee and the Indemnifying Party are unable to resolve their dispute within 30 days following such objection (or such additional period of time as may be mutually agreed to by such Persons), the claim shall be submitted immediately to arbitration pursuant to Section 11.11.

          9.04 DEFENSE OF CLAIMS.

               (a) In connection with any claim that may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Party may, subject to Section 9.04(b), assume the defense of any such claim or Proceeding (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee its right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provides assurances, reasonably satisfactory to such Indemnitee, that the Indemnifying Parties will be financially able to satisfy such claim in full if such claim or Proceeding is decided adversely. Prior to the assumption by an Indemnifying Party of the defense of any claim or Proceeding, the Indemnitee may make such appearances and filings with respect thereto as the Indemnitee reasonably determines to be necessary or appropriate. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof.
If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee, PROVIDED that (i) the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof, (ii) the

Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business, and (iii) a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Subject to Section 9.04(b), such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04(a), such Indemnitee may defend against such claim or Proceeding.

               (b) Notwithstanding Section 9.04(a), the Indemnifying Parties may not assume the defense of any claim or Proceeding and the Indemnitee may assume such defense if, in the reasonable opinion of the Indemnitee, (i) such claim or Proceeding involves an issue or matter that, if determined adversely to the Indemnitee, is likely to have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee, or (ii) there is one or more legal defenses available to the Indemnitee that conflict with those available to an Indemnifying Party. If the Indemnitee assumes defense of any such claim or Proceeding, (A) the Indemnifying Parties may participate in, but not control, the defense of such claim or Proceeding, and (B) if the Indemnitee receives a settlement proposal from the Person asserting such claim or instituting such Proceeding and is notified by an Indemnifying Party that such Indemnifying Party wants to accept such settlement proposal, the liability of the Indemnifying Parties with respect to such claim or Proceeding shall equal the lesser of (x) the amount offered in such settlement proposal, (y) the amount of actual Damages of the Indemnitee with respect to such claim or Proceeding or
(z) the maximum liability of the Indemnifying Parties pursuant to
Section 9.01(a) and any such settlement shall expressly release the Indemnifying Parties from any further liability with respect to the claim.

               (c) If the Indemnitee elects to defend any claim or Proceeding pursuant to the last sentence of Section 9.04(a) or pursuant to Section 9.04(b), the Indemnitee shall conduct such defense in such manner as it shall deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee shall deem appropriate, PROVIDED that such settlement expressly releases the Indemnifying Parties from any further liability with respect to the claim. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

                                   ARTICLE X

                                 TERMINATION

          10.01 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

               (a)  by mutual written agreement of all of the parties hereto;

               (b) by a party at any time following the expiration of 15 days from the date that such party has given notice to another party of any one or more inaccuracies or misrepresentations in or breaches of the representations or warranties made by the recipient of such notice contained in this Agreement that, if not cured prior to the Closing Date, would give the notifying party grounds not to close under Section 8.01 when taken into account with all other uncured inaccuracies or misrepresentations in or breaches of such representations or warranties as to which the notifying party shall have given notice to previously pursuant to this clause (b); PROVIDED, HOWEVER, that no termination under this clause (b) shall take effect if such inaccuracies, misrepresentations or breaches shall have been cured in all material respects within such 15-day period;

               (c) by a party at any time following the expiration of 15 days from the date that such party has given written notice to another party of the failure by recipient of such notice to perform and satisfy in any material respect any of his or its material obligations under this Agreement required to be performed and satisfied by him or it on or prior to the Closing Date, or the failure to perform and satisfy any other obligations of the recipient of such notice under this Agreement if the aggregate of all such other failures shall be material; PROVIDED, HOWEVER, that no termination under this clause (c) shall take effect if such breaches or failures shall have been cured in all material respects within such 15-day period;

               (d) by any party hereto, if the Closing shall not have been consummated by the Outside Date; PROVIDED, HOWEVER, that a party may not terminate this Agreement pursuant to this clause (d) if the Closing shall not have been consummated within such time period by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

               (e) by any party hereto if any Federal, state or foreign law or regulation thereunder shall hereafter be enacted or become applicable that makes the transactions contemplated hereby or the consummation of the Closing illegal or otherwise prohibited, or if any judgment, injunction, order or decree enjoining either party hereto from consummating the transactions contemplated hereby is entered, and such judgment, injunction, order or decree shall become final and nonappealable;

               (f) by any party hereto at any time after August 14, 1997 if the Closing has not occurred by August 14, 1997 due to the failure of any of the conditions set forth in Section 8.01(k), 8.01(l) or 8.01(m) to be satisfied or waived; PROVIDED, HOWEVER, that a party may not terminate this Agreement pursuant to this clause (f) if such party or any of its Affiliates has failed to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement; and

               (g)  by Shareholders pursuant to Section 8.04.

          10.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 10.01, such termination shall be without liability of any party to any other party to this Agreement; PROVIDED, HOWEVER, that if such termination shall result from the breach by any party of its representations, warranties or covenants contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach notwithstanding such termination, except that if Shareholders terminate this Agreement pursuant to Section 10.01(g), they will not be liable for Damages relating to the breaches giving rise to their right of termination. The provisions of Sections 5.05, 6.01, 10.02, 11.01, 11.03, 11.05 11.07, 11.08, 11.10, 11.11 and 11.12 shall survive any termination of this Agreement pursuant to Article X.

                                   ARTICLE XI

                                MISCELLANEOUS

          11.01 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given
(i) when delivered by personal delivery, (ii) two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) the day following being sent through an overnight delivery service in circumstances in which such service guarantees next day delivery, or (iv) once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, PROVIDED that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above:

       If to Trans Mart, GAG or JEH:

          c/o Parkhurst & Norvell, C.P.A.
          2009 Darby Drive
          P.O. Drawer B
          Florence, Alabama  35631
          Telecopier No.:  (205) 767-5979
          Attention:  Andrew P. Parkhurst

          with a copy to:

          Timothy K. Corley, P.C.
          Sun Trust Bank Building
          201 South Court Street
          P.O. Box 1168
          Florence, Alabama  35631
          Telecopier No.:  (205) 760-0083
          Attn:  Timothy K. Corley, Esq.

       If to Buyer or ATC:

          Aftermarket Technology Corp.
          900 Oakmont Lane, Suite 900
          Westmont, Illinois  60559
          Telecopier No:  (630) 455-2650
          Attn:  Stephen J. Perkins and Joseph Salamunovich

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          11.02     AMENDMENTS; NO WAIVERS.

               (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

               (b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          11.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Without limiting the generality of the foregoing, Shareholders shall pay (i) the fees and expenses of Niederhoffer, Henkel & Co. L.L.C. and (ii) all legal, accounting and other fees and expenses incurred by Shareholders and/or Trans Mart prior to the Closing Date in connection with the negotiation, execution, delivery and performance of this Agreement.

          11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, which approval shall not be unreasonably withheld.

          11.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Alabama.


          11.06 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

          11.07 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

          11.08 CONSTRUCTION. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof. Neither party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against either party hereto.

          11.09 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

          11.10 THIRD PARTY BENEFICIARIES. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee of Buyer or employee or former employee of Trans Mart or any Affiliate thereof (including any beneficiary or dependent thereof).

          11.11     ARBITRATION OF CLAIMS.

               (a) Except as otherwise specifically provided elsewhere in this Agreement, any dispute or difference between or among the parties arising out of this Agreement or the transactions contemplated hereby, including, without limitation, any dispute between any Indemnitee and any Indemnifying Party under
Article IX which the parties are unable to resolve themselves, shall be submitted to and resolved by arbitration pursuant to and in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of the initial request that gave rise to the dispute to be arbitrated (the "AAA Rules").

               (b) Such arbitration shall be conducted by a panel of three arbitrators, which shall be selected from a list of arbitrators pursuant to and in accordance with the AAA Rules. Such arbitration proceeding shall be conducted in Cook County, Illinois. The arbitrators shall not have the authority to modify any term or provision of this Agreement. The arbitration proceeding shall include an opportunity for the parties to conduct discovery in advance of the proceeding, which discovery may be limited by rules established by the arbitrators. Notwithstanding the foregoing, the parties agree that they will attempt, and they intend that they and the arbitrators should use their best efforts in that attempt, to conclude such arbitration proceeding and have a final decision from the arbitrators within 90 days from the date of selection of the arbitrators; provided, however, that the arbitrators shall be entitled to extend such 90-day period one or more times to the extent necessary for such arbitrators to place a dollar value on any claim that may be unliquidated. The arbitrators shall promptly deliver a written decision with respect to the dispute to each of the parties, which shall promptly act in accordance therewith. Each party agrees that any decision of the arbitrators shall be final, conclusive and binding, absent fraud or manifest error, and that they will not contest any action by any other party hereto in accordance with a decision of the arbitrators, except on a basis of fraud or manifest error. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 11.11 by bringing suit in any court of competent jurisdiction.

               (c) All fees, costs and expenses (including attorneys' fees and expenses) incurred by the party that prevails in any such arbitration commenced pursuant to this Section 11.11 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 11.11 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 11.11 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrators or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. All costs and expenses attributable to the arbitrators shall be allocated among the parties to the arbitration in such manner as the arbitrators shall determine to be appropriate under the circumstances.

          11.12 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       SHAREHOLDERS:

                                               /s/ Gary A. Gamble
                                       ---------------------------------------
                                                   Gary A. Gamble

                                                /s/ James E. Henderson
                                       ---------------------------------------
                                                James E. Henderson


                                       TRANS MART, INC.

                                       By:      /s/ Gary A. Gamble
                                       ---------------------------------------
                                                   Gary A. Gamble
                                                     President

                                       TM-AL ACQUISITION, INC.

                                       By:     /s/ Joseph Salamunovich
                                       ---------------------------------------
                                                 Joseph Salamunovich
                                                  Vice President


                                       AFTERMARKET TECHNOLOGY CORP.

                                       By:    /s/ Joseph Salamunovich
                                       ---------------------------------------
                                                  Joseph Salamunovich
                                                    Vice President